EXHIBIT (j)

Consent of Independent Registered Public Accounting Firm
We consent to the references to our firm under the caption “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, each dated August 13, 2023, each included in Post-Effective Amendment No. 230 to the Registration Statement (Form N-1A, File No. 002-11357) of Neuberger Berman Equity Funds (the “Registration Statement”).
We also consent to the incorporation by reference of our report dated October 27, 2022, with respect to the financial statements and financial highlights of Neuberger Berman Sustainable Equity Fund (one of the series constituting Neuberger Berman Equity Funds) included in the Annual Report to Shareholders (Form N-CSR) for the year ended August 31, 2022, into this Registration Statement, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Boston, Massachusetts
August 11, 2023